Exhibit 99.1

For More Information, Contact:
Cygnus, Inc.
Cygnus Corporate Communications
(650) 369-4300
www.cygn.com

For Immediate Release

Cygnus Completes $10 Million Asset Sale to Animas

Redwood City, CA, March 23, 2005 — Cygnus, Inc. (OTC Bulletin Board: CYGN) announced that today it completed the sale of substantially all of its assets (other than cash and cash equivalents, accounts receivable, and its rights in the arbitration matter with Ortho-McNeil Pharmaceutical, Inc.) to Animas Corporation (NASDAQ:PUMP) and Animas Technologies LLC (collectively “Animas”) for $10 million in cash (the “Asset Sale”). The assets sold include the Company’s intellectual property; product development and production equipment; regulatory package; inventory and certain assumed contracts, including all supplier, manufacturing and license agreements; relating to the Company’s glucose monitoring technology and GlucoWatch® Biographer line of products. The Asset Sale was completed in accordance with the terms of an Asset Purchase Agreement, dated December 16, 2004, between Cygnus and Animas.

At a special meeting of Cygnus’ stockholders held on March 23, 2005, Cygnus’ stockholders approved the Asset Sale and the dissolution of Cygnus pursuant to the Plan of Complete Liquidation and Dissolution presented to such shareholders.

Cygnus retains the rights to an arbitration matter pertaining to Cygnus’ claims arising out of the 1999 sale of substantially all of its drug delivery business assets to Ortho-McNeil Pharmaceutical, Inc. a Johnson & Johnson company. Cygnus is seeking $34.6 million in this arbitration matter. The arbitration process is at an early stage, and the outcome is inherently uncertain. Although Cygnus believes it has meritorious claims, it is possible that Cygnus could receive no recovery at all. The parties and the arbitration panel have scheduled the arbitration hearing to occur in mid-September to early October 2005.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements concerning the arbitration matter with Ortho-McNeil. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. The Company’s actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release. All forward-looking statements included in this news release are based on information available to Cygnus on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

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